Pope Resources Reports Fourth Quarter Income Of $3.6 Million

POULSBO, Wash., Jan. 29, 2014 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $3.6 million, or $0.81 per diluted ownership unit, on revenue of $19.1 million for the quarter ended December 31, 2013. This compares to a net loss attributable to unitholders of $295,000, or $0.07 per diluted ownership unit, on revenue of $12.9 million for the comparable period in 2012.

Net income attributable to unitholders for the year ended December 31, 2013 totaled $13.1 million, or $2.96 per diluted ownership unit, on revenue of $70.7 million. For the year ended December 31, 2012 the Partnership reported a net loss attributable to unitholders of $4.7 million, or a $1.11 loss per diluted ownership unit, on revenue of $54.0 million. Results for 2012 were impacted by a $12.5 million charge for environmental remediation liabilities at Port Gamble, Washington. Adjusted net income, which excludes the environmental charge of $12.5 million, was $7.8 million, or $1.72 per diluted ownership unit, for the year ended December 31, 2012.

Cash provided by operations for the quarter ended December 31, 2013 was $4.7 million, compared to $4.3 million for the fourth quarter of 2012. For the year ended December 31, 2013, cash provided by operations was $17.9 million, compared to $16.2 million in 2012.

"Gradually improving domestic housing starts and steady export log demand drove strong log prices for the quarter and the year," said David L. Nunes, President and CEO. "These market forces allowed us to increase our harvest volume, capturing previously deferred volume. Our Real Estate segment also benefited from improved market conditions as revenue for 2013 was nearly double the level of 2012. Together, these factors combined for a record year of revenue for the Partnership and they laid the groundwork for a promising 2014 as we anticipate healthy prices for our logs and a string of real estate sales flowing from our Gig Harbor project."

Fourth quarter and year-to-date highlights

  Harvest volume was 18 million board feet (MMBF) in both Q4 2013 and Q4 2012.  Harvest volume for the year 2013 was 87 MMBF compared to 80 MMBF for 2012, a 9% increase.  These harvest volume figures do not include timber deed sales, 2 MMBF sold by one of our timber funds in 2013 and 4 MMBF from a Partnership tree farm in 2012.  The harvest volume and log price realization metrics cited below also exclude these timber deed sales.
  Average realized log price per thousand board feet (MBF) was $634 in Q4 2013 compared to $538 per MBF in Q4 2012, an 18% increase.  For the full year 2013, the average realized log price per MBF was $614 compared to $537 per MBF for 2012, a 14% increase.
  As a percentage of total harvest, volume sold to export markets in Q4 2013 increased to 45% from 33% in Q4 2012, while the mix of volume sold to domestic markets decreased to 34% in Q4 2013 from 52% in Q4 2012.  For the full year 2013, the percent of total harvest volume sold to export markets increased to 36% from 25% in 2012, while the mix of volume sold to domestic markets decreased to 46% in 2013 from 59% in 2012.  Hardwood and pulp log sales make up the balance of total harvest volume.
  The percentage of total harvest comprised of Douglas-fir sawlogs edged lower to 58% in Q4 2013 from 59% in Q4 2012, with a slightly larger decrease in the whitewood component to 19% in Q4 2013 from 25% in Q4 2012. For the full year 2013, the percentage of total harvest volume comprised of Douglas-fir sawlogs decreased to 60% from 64% in 2012, while the whitewood component increased slightly to 20% in 2013 from 19% in 2012. This full-year shift in species mix is consistent with the higher weighting of total harvest volume coming from Fund properties, which increased to 44% in 2013 from 40% in 2012.
  In December 2013 our third private equity timber fund closed on a purchase of nearly 10,700 acres of timberland in southwest Washington for $43 million. The property was purchased with a combination of $18 million of debt and the balance with the fund's equity. The Partnership contributed $1.3 million, or 5%, of the equity as part of its co-investment in this fund.
  In Q4 2013 we closed on a 14-acre sale for $4.4 million for a school site in our Gig Harbor project and a 348-acre sale for $1.6 million for a conservation land sale in Jefferson County, Washington.
  We invested $10.8 million in our Gig Harbor project to both complete infrastructure obligations stemming from a Q4 2012 multi-family parcel sale and to prepare for a series of single-family lot sales expected to close in 2014 and beyond.

Fourth quarter and year-to-date operating results

Fee Timber:
Fee Timber operating income for the fourth quarter of 2013 was $3.1 million compared to $1.6 million for the fourth quarter of 2012. This increase in segment operating income was due to a $96 per MBF, or 18%, increase in log prices offset somewhat by Q4 2013 harvest volume being 1% lower than Q4 2012 and a slightly heavier mix of harvest from the Fund properties in Q4 2013 which carry a higher rate of depletion expense.

Fee Timber operating income for 2013 increased to $16.2 million from $11.9 million in 2012. This 36% increase was due to a $77 per MBF, or 14%, increase in log prices and a 9% increase in harvest volume in 2013 when compared to 2012. These factors more than offset a heavier 2013 mix of harvest from Fund properties, a slightly higher proportion of whitewood harvest volume in 2013, and reduced volume of timber deed sales in 2013. The 9% increase in harvest volume reflects the recapture of volume deferred from the 2008-2010 period of soft log markets. We expect to complete the recapture of all harvest deferral volume by the end of 2014. The improved prices noted above for Q4 2013 and the full year 2013 compared to the prior year were due to a higher mix of export volume and incrementally stronger domestic log markets.

Timberland Management & Consulting (TM&C):
Our TM&C segment generates revenue by managing three private equity timber funds, which are consolidated into the Partnership's financial statements due to the Partnership's role managing the funds. Consolidating these funds into the Partnership's financial statements results in the accounting elimination of all management fees earned by the Partnership, with a corresponding decrease in operating expenses in the Fee Timber segment. As a result of this consolidation for external reporting purposes, we eliminated $693,000 and $608,000 of management fees for the quarters ended December 31, 2013 and December 31, 2012, respectively, leaving TM&C no reportable revenue in the fourth quarter of 2013 and a negligible amount in Q4 2012. Operating losses generated by the TM&C segment for the quarters ended December 31, 2013 and 2012 totaled $466,000 and $389,000, respectively, after eliminating revenue earned from managing the funds.

Similarly, due to this consolidation for external reporting purposes, we eliminated $2.8 million and $2.2 million of management fees for the years ended December 31, 2013 and December 31, 2012, respectively. TM&C thus had no reportable revenue for 2013 and a negligible amount for 2012. After incorporating the revenue elimination, operating losses generated by the TM&C segment for the full years 2013 and 2012 totaled $2.0 million and $1.6 million, respectively. For both the quarter and year-to-date periods, expenses for this segment are higher on a year-over-year basis, which is a function of the increase in acres under management, although on a per-acre basis expenses are lower as we are benefiting from greater economies of scale in the fund business.

Our three funds collectively own 91,000 acres and represent approximately $300 million in assets under management. Fund III has $108 million of the original $180 million capital commitment remaining to invest. Our portion of this remaining capital commitment is $5.4 million, which will be drawn down as properties are acquired over the balance of the fund's three-year drawdown period.

Real Estate:
Our Real Estate segment posted operating income of $1.4 million for the quarter ended December 31, 2013, compared to an operating loss of $371,000 for the comparable period in 2012. The primary drivers for current quarter results were a $4.4 million sale of a 14-acre school site in our Gig Harbor project and a 348-acre conservation sale for $1.6 million. Results for the corresponding quarter in 2012 included the partial recognition of revenue from a $3.3 million sale of an 11.5-acre multi-family residential site in our Gig Harbor project plus two rural land sales that totaled $780,000 for 239 acres.

For the full year 2013, the Real Estate segment generated operating income of $3.3 million on the strength of a Q2 2013 2,330-acre conservation land sale for $5.7 million together with the property sales mentioned above that occurred in Q4 2013. This compared to a 2012 operating loss of $11.1 million on revenue of $8.5 million, driven primarily by a $12.5 million second quarter accrual for environmental remediation liabilities. Year-to-date results for this segment in 2012 included the aforementioned fourth quarter sales, a $2.9 million sale of two acres underlying our Poulsbo headquarters building, a 1,852-acre conservation easement sale for $1.2 million, and two rural residential land sales totaling $719,000 for 204 acres.

General & Administrative (G&A):
G&A expenses for Q4 2013 were $1.1 million, slightly less than the $1.2 million reported for Q4 2012. For the full year 2013, G&A expenses were $4.6 million compared to $4.2 million for 2012. The increase in full-year G&A expenses between 2012 and 2013 was due primarily to the combination of higher non-cash equity compensation expense related to a strong unit price and professional fees incurred for non-recurring projects.

Outlook

We expect total annual log harvest and stumpage sale volume for 2014 to be between 95 and 103 MMBF, depending on log market conditions. Log prices early in 2014 are comparing positively to those realized in Q4 2013, but it is early in the first quarter and we are cognizant that macroeconomic headwinds have the potential to dampen global trade and the domestic housing recovery, either of which could weaken results for the coming year.

Furthermore, three sales totaling 107 single-family lots from our Gig Harbor project are expected to close in the next month and several other land sales are expected to close in the first half of this year, all of which will bolster Real Estate results for 2014.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 204,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management's expectations for future log prices, harvest volumes and markets, and statements about our expectations for the timing and effect of the completion of sales in our Real Estate segment. However, readers should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include our ability to accurately estimate the cost of ongoing and changing environmental remediation obligations; our ability to consummate various real estate transactions currently under contract or in negotiation on the terms management expects; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors."

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000's, except per unit amounts)

	Three months ended December 31,		Twelve months ended December 30,
	2013	2012	2013	2012

Revenue	$19,053	$12,854	$70,692	$54,043
Costs and expenses:
Cost of sales	(10,908)	(8,675)	(39,626)	(30,831)
Operating expenses	(5,300)	(4,495)	(18,134)	(15,696)
Real estate environmental remediation	-	-	-	(12,500)
Operating income (loss)	$2,845	($316)	$12,932	($4,984)
Interest expense, net	(445)	(340)	(1,528)	(1,460)
Income (loss) before income taxes	2,400	(656)	11,404	(6,444)
Income tax benefit (expense)	89	(17)	307	(352)
Net income (loss)	2,489	(673)	11,711	(6,796)
Net loss attributable to noncontrolling interests	1,109	378	1,424	2,087
Net income (loss) attributable to Pope Resources' unitholders	$3,598	($295)	$13,135	($4,709)

Basic and diluted weighted average units outstanding	4,371	4,356	4,369	4,351

Basic and diluted net income (loss) per unit	$0.81	($0.07)	$2.96	($1.11)

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	December 31, 2013				December 31, 2012

Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$5,704	$1,256	$-	$6,960	$3,779
Land held for sale	$10,258	-	-	10,258	$1,179
Other current assets	3,356	362	(557)	3,161	2,296
Total current assets	19,318	1,618	(557)	20,379	7,254
Timber and roads, net	30,682	181,264	-	211,946	183,287
Timberlands	14,359	30,588	-	44,947	41,201
Buildings and equipment, net	6,185	19	-	6,204	6,154
Land held for development	27,040	-	-	27,040	29,039
Investment in ORM Timber Funds	25,246	-	(25,246)	-	-
Other assets	267	125	-	392	564
Total	$123,097	$213,614	($25,803)	$310,908	$267,499
Liabilities and equity:
Current liabilities	5,980	1,747	($557)	$7,170	$6,847
Current portion of long-term debt	106	3	-	109	125
Current portion of environmental remediation	700	-	-	700	750
Total current liabilities	6,786	1,750	(557)	7,979	7,722
Long-term debt	32,601	42,980	-	75,581	43,710
Environmental remediation	12,541	-	-	12,541	13,193
Other long-term liabilities	193	-	-	193	233
Total liabilities	52,121	44,730	(557)	96,294	64,858
Partners' capital	70,976	168,884	(170,415)	69,445	64,223
Noncontrolling interests	-	-	145,169	145,169	138,418
Total	$123,097	$213,614	($25,803)	$310,908	$267,499

RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS AND
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS, INCLUDING PER UNIT AMOUNTS
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 30,
	2013	2012	2013	2012

Reported GAAP net income (loss) attributable to unitholders	$3,598	($295)	$13,135	($4,709)
Added back:
Environmental remediation	-	-	-	12,500
Adjusted net income (loss) attributable to unitholders*	$3,598	($295)	$13,135	$7,791

Per unit amounts:
Reported GAAP basic and diluted net income (loss) per unit	$0.81	($0.07)	$2.96	($1.11)
Added back:
Environmental remediation	-	-	-	2.83
Adjusted basic and diluted net income (loss) per unit*	$0.81	($0.07)	$2.96	$1.72

*Pursuant to Regulation G, we are providing disclosure of the reconciliation of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis.  We believe that consideration of these non-GAAP financial measures may be important to investors to understand operating results excluding environmental charges.

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 30,
	2013	2012	2013	2012

Net income (loss)	$2,489	($673)	$11,711	($6,796)
Added back:
Depletion	2,208	2,805	11,204	10,019
Depreciation and amortization	179	407	704	1,232
Equity-based compensation	226	111	1,214	740
Real estate project expenditures	(3,942)	(836)	(10,801)	(2,152)
Deferred taxes	2	221	(260)	97
Excess tax benefit from equity-based compensation		(220)	-	(220)
Cost of land sold	3,475	1,144	5,004	1,492
(Gain) on sale of land underlying corporate headquarters and fixed assets	-	(1)	-	(2,753)
Disposal of capital assets	(10)	-	47	-
Change in environmental remediation liability	(260)	(260)	(701)	11,739
Change in operating accounts	307	1,581	(173)	2,811
Cash provided by operations	$4,674	$4,279	$17,949	$16,209

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 30,
	2013	2012	2013	2012

Revenue:
Partnership Fee Timber	$7,707	$4,392	$32,182	$28,858
Funds Fee Timber	4,476	5,827	23,854	16,681
Total Fee Timber	12,183	10,219	56,036	45,539
Timberland Management & Consulting (TM&C)	-	7	-	7
Real Estate	6,873	2,628	14,659	8,497
Total	19,056	12,854	70,695	54,043
Operating income (loss):
Fee Timber	3,078	1,614	16,169	11,853
TM&C	(466)	(389)	(1,950)	(1,568)
Real Estate	1,364	(371)	3,277	(11,099)
General & administrative	(1,131)	(1,170)	(4,564)	(4,170)
Total	$2,845	($316)	$12,932	($4,984)

SELECTED STATISTICS

	Three months ended December 31,		Twelve months ended December 30,
	2013	2012	2013	2012
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	10.5	10.6	52.5	51.1
Whitewood	3.3	4.5	17.4	15.4
Cedar	0.4	0.2	1.7	0.8
Hardwood	1.1	0.5	3.1	2.4
Pulpwood
All species	2.6	2.3	12.6	10.2
Total	17.9	18.1	87.3	79.9

Log sale volumes by destination (million board feet):
Export	8.1	5.9	31.2	20.2
Domestic	6.1	9.4	40.4	47.1
Hardwood	1.1	0.5	3.1	2.4
Pulpwood	2.6	2.3	12.6	10.2
Subtotal log sale volumes	17.9	18.1	87.3	79.9
Timber deed sale	0.5	-	2.3	4.4
Total	18.4	18.1	89.6	84.3

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	711	601	684	582
Whitewood	648	517	618	500
Cedar	1,203	925	1,165	1,020
Hardwood	563	528	541	581
Pulpwood
All species	247	266	265	318
Overall	634	538	614	537

Average price realizations by destination (per thousand board feet):
Export	737	598	707	591
Domestic	676	568	658	559
Hardwood	563	528	541	581
Pulpwood	247	266	265	318
Overall log sales	634	538	614	537
Timber deed sale	227	-	215	231

Owned timber acres	111,000	113,000	111,000	113,000
Acres owned by Funds	91,000	80,000	91,000	80,000
Depletion per MBF -Partnership Tree Farms	56	59	56	59
Depletion per MBF -Fund Tree Farms	189	215	196	215
Capital and development expenditures ($000's)	4,567	1,898	13,030	4,457

PERIOD TO PERIOD COMPARISONS
(Amounts in $000's except per unit data)

	Q4 2013 vs.	YTD Q4 2013 vs.
	Q4 2012	YTD Q4 2012
Net income (loss) attributable to Pope Resources' unitholders:
4th Quarter 2013	$3,598	$13,135
4th Quarter 2012	(295)	(4,709)
Variance	$3,893	$17,844

Detail of earnings variance:
Fee Timber
Log volumes (A)	($118)	$3,957
Log price realizations (B)	1,718	6,723
Timber deed sale	117	(538)
Production costs	(404)	(3,996)
Depletion	752	(734)
Other Fee Timber	(601)	(1,096)
Timberland Management & Consulting
Other Timberland Mgmt. & Consulting	(77)	(382)
Real Estate
Land sales	1,899	3,690
Conservation easement sales	-	(985)
Timber depletion on land sale	(221)	(529)
Other Real Estate	57	(300)
Environmental remediation costs	-	12,500
General & administrative costs	39	(394)
Net interest expense	(105)	(68)
Taxes	106	659
Noncontrolling interest	731	(663)
Total variance	$3,893	$17,844

(A)	Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B)	Price variance calculated by extending the change in average realized price by current period volume.

CONTACT: Tom Ringo, VP & CFO, 360.697.6626, Fax 360.697.1156